Exhibit 10.63

SETTLEMENT AGREEMENT

Dated as of December 10, 2003

This Settlement Agreement is made and entered into this 10th day of December, 2003, by and among E*TRADE Financial Corporation (formerly, “E* TRADE Group Inc.”) and its subsidiaries and affiliates (“E*TRADE”) and Christos M. Cotsakos (“Cotsakos”) (hereinafter the “Parties”).

Whereas, Cotsakos was employed by E*TRADE as its President and Chief Executive Officer on March 21, 1996 and served as E*TRADE’s Chairman of the Board and Chief Executive Officer until January 23, 2003 when his employment by E*TRADE terminated;

Whereas, during the period of his employment Cotsakos entered into certain employment agreements and other agreements, including a Time Sharing Agreement dated September 1, 2000 (the “Time Sharing Agreement”), which granted him compensation for services performed as Chairman of the Board and Chief Executive Officer, including cash and stock options, and provided him with certain other benefit arrangements relating to his use of company aircraft;

Whereas, during the period of his employment Cotsakos caused contributions to be made to charitable organizations which E*TRADE alleges were not authorized by its Board of Directors and which Cotsakos alleges either were authorized in fact or were within the general authority of the Chief Executive Officer to make without express approval of the Board of Directors;

Whereas, in May 2002 Cotsakos voluntarily waived his entitlement to certain forms and amounts of compensation, including 2,000,000 shares of restricted stock and $6,000,000 contributed by E*TRADE to his Supplemental Executive Retirement Plan (the “May 2002 Waiver”);

Whereas, upon the termination of his employment as E*TRADE’s Chairman of the Board and Chief Executive Officer, Cotsakos and E*TRADE entered into a Separation Agreement dated as of January 23, 2003 (the “Separation Agreement”) pursuant to which Cotsakos was to receive an aggregate of $4,000,000 to be paid in four bi-monthly installments between January 23, 2003 and July 23, 2003, and in connection with which E*TRADE audited the compensation, benefits and charitable contributions paid and committed by E*TRADE during Cotsakos’s employment;

Whereas, E*TRADE has made the first severance payment of $1,000,000 to Cotsakos but has refused, pursuant to Section 6(b) of the Separation Agreement, to make subsequent payments aggregating $3,000,000 (the “2003 Unpaid Severance”) and has asserted claims against Cotsakos, arising out of the payment of allegedly unauthorized charitable contributions and the failure of Cotsakos to reimburse E*TRADE for allegedly non-business personal use of company aircraft under the terms of the Time Sharing Agreement;

Whereas, Cotsakos has agreed to reimburse E*TRADE with respect to certain of the claims, compromise and settle certain of the claims, denied liability with respect to certain of the claims, and alleged that certain of the claims asserted by E*TRADE should have been discharged by compensation reductions made pursuant to the May 2002 Waiver;

Whereas, Cotsakos has acknowledged that E*TRADE may, upon completion of a calculation of the fair market value of the cost of Cotsakos’ personal flights on E*TRADE’s company aircraft between 2000 and 2003, be required under Section 61 of the United States Internal Revenue Code (the “Code”) and the Treasury Regulations promulgated thereunder to amend Cotsakos’ Form W-2 for each of the tax years 2000, 2001 and 2002 and file such amended Form W-2(s) with the Internal Revenue Service (“IRS”) and include the calculations made pursuant to Section 1(b) below in Cotsakos’ Form W-2 for the 2003 tax year; and

Whereas, the Parties have agreed to settle these disputes on mutually agreeable terms as set forth in this Settlement Agreement;

Now, therefore, in consideration of the mutual promises herein contained, the Parties agree as follows:

1. Settlement of Company Aircraft Claims.

(a) Upon execution and delivery of this Settlement Agreement, Cotsakos will (i) reimburse E*TRADE $390,121.52 for non-business use of corporate aircraft by Cotsakos as set forth on Schedule A and (ii) pay E*TRADE an excise tax of $29,259.11 on the amount paid for the use of corporate aircraft, which tax is imposed pursuant to Section 4261(a) of the Code. E*TRADE agrees to remit promptly to the IRS the amount of excise tax collected from Cotsakos pursuant to the previous sentence.

(b) E*TRADE agrees as promptly as reasonably practicable following the closing described in Section 3 hereof to: (i) complete its calculation for U.S. income tax purposes of the fair market value of Cotsakos’ personal flights on company aircraft between 2000 and 2003, as set forth on Schedule A, and (ii) cause a Form W-2 or an amended Form W-2 to be filed with the appropriate taxing authorities for each tax year for which the filing of such a Form W-2 is deemed to be required by E*TRADE; provided, however that no such Form W-2 will be filed without prior consultation by E*TRADE with Cotsakos and his tax advisor, and the Parties will attempt in good faith to report the tax treatment of the transactions described in this Settlement Agreement in a manner that is mutually satisfactory to the Parties. Cotsakos hereby acknowledges that E*TRADE may cause such Form W-2(s) for any or all of the tax years 2000, 2001, 2002 and 2003 to be filed with the IRS and any other appropriate taxing authorities, which Form W-2(s) will take account of heretofore unreported taxable income, if any, attributable to Cotsakos for the difference between (x) the fair market value for U.S. income tax purposes of personal flights on company aircraft received by him between 2000 and 2003, as reflected on the attached Schedule A, and (y) the amount that Cotsakos reimbursed E*TRADE pursuant to Section 1(a)(i) hereof. Cotsakos agrees to promptly pay any additional federal, state and local taxes, together with any related penalties and interest, which may be owed with respect to the heretofore unreported taxable income reflected on any such Form W-2(s) and provide evidence of such payment to E*TRADE. Cotsakos hereby indemnifies E*TRADE for any taxes payable by E*TRADE that would not be payable but for Cotsakos’ failure to pay taxes, interest and penalties on the heretofore unreported taxable income reflected in any such Form W-2(s) or amended Form W-2(s) or to provide evidence of such payment to E*TRADE.

2. Settlement of Fiduciary Duty Claims.

(a) The Parties acknowledge that in settlement of the claims made by E*TRADE against Cotsakos with respect to corporate charitable payments, Cotsakos hereby agrees to pay E*TRADE an amount equal to the aggregate dollar amount of the corporate charitable payments set forth on Schedule B for which a “no authorization” entry appears. Accordingly, upon execution and delivery of this Settlement Agreement, Cotsakos will pay E*TRADE $4,204,315 in settlement of the aforementioned fiduciary duty claims.

(b) The Parties acknowledge that a number of the corporate charitable commitments set forth on Schedule B have not been paid by E*TRADE or by Cotsakos and that with respect to several such commitments the outstanding, unpaid balance is substantial. The Parties also acknowledge that with respect to a number of such charitable commitments the actual amount committed as reflected in the records of E*TRADE is uncertain or indefinite. The Parties also acknowledge that E*TRADE reserves the right to refuse to pay the unpaid balance of any charitable commitment set forth on Schedule B and to refuse to pay any commitment alleged to exist in any amount greater than the amount entered as the “Amount Paid” in Schedule B. The Parties further acknowledge that with respect to at least one of the charitable commitments listed in Schedule B, litigation has been initiated by a recipient charitable organization against E*TRADE for the unpaid balance of the amount committed. The Parties further acknowledge that there can be no assurance that other recipient charitable organizations may not assert claims against E*TRADE alleging that E*TRADE is liable for unpaid charitable contributions. In light of the foregoing Cotsakos represents that he has not caused E*TRADE to make any unauthorized corporate charitable commitments to any charitable organizations in any amount other than as specified on the attached Schedule B. Cotsakos agrees to fully cooperate with E*TRADE in the defense of any litigation brought by any recipient charitable organization, whether for an unpaid balance or for an alleged commitment other than as set forth on Schedule B or otherwise.

3. Closing. Representatives of the Parties will meet on December 10, 2003. Cotsakos’ representative will deliver to E*TRADE a certified check in the amount of $1,623,695.63 (the net amount of the payments required by paragraphs 1 and 2(a), less $3,000,000) payable by Cotsakos to E*TRADE Financial Corporation, along with a copy of this Settlement Agreement executed by Cotsakos. E*TRADE’s representative will deliver to Cotsakos’ representative a copy of this Settlement Agreement executed by E*TRADE.

4. Release by Cotsakos.

(a) Cotsakos agrees to and does fully and completely release, discharge and waive for himself and for his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of any kind), any and all claims, complaints, causes of action or demands of whatever kind, whether now known or unknown, arising in his capacity as an employee, stockholder, President, Chairman of the Board, Chief Executive Officer and/or Director of E*TRADE, which he has or may have against E*TRADE, its subsidiaries, divisions, affiliates (including, but not limited to, E*TRADE Securities, Incorporated), predecessors and successors and their stockholders, directors, officers, employees, agents, counsel and other representatives, by reason of any event, matter, cause, act, omission or thing which has occurred prior to December 10, 2003, the date of this Settlement Agreement, including but not limited to the following:

(i)	any and all claims which Cotsakos has or may have against E*TRADE relating in any way to his employment with E*TRADE, or to the terms and conditions or circumstances of his employment with E*TRADE, or to his compensation from or equity interests in E*TRADE;

(ii)	any and all claims which Cotsakos has or may have against E*TRADE relating in any way to his termination from employment with E*TRADE, including any and all claims to additional payments under the Separation Agreement; and

(iii)	any and all claims which Cotsakos has or may have against E*TRADE relating in any way to the May 2002 Waiver, including specifically any claim for payment of, or vesting in, any benefit or equity grant waived, or any claim that the compensation and benefits waived, or the value thereof, should be applied to reimburse E*TRADE for payments made to charitable organizations or applied to charitable contribution commitments made or caused to be made by Cotsakos on behalf of E*TRADE.

Notwithstanding the foregoing, Cotsakos does not release claims with respect to benefits to which he is entitled under the Separation Agreement, other than claims to receive the payments described in Section 2(b) thereof, which he does explicitly release, discharge and waive pursuant to Section 4(a)(ii) above.

(b) Cotsakos acknowledges that this Release shall extend to unknown as well as known claims, and hereby waives the application of any provision of law, including without limitation, Cal. Civ. Code Section 1542 (West 1982 and 2000 Supp.), that purports to limit the scope of a general release. Section 1542 of the California Civil Code provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Initial Here

(c) Cotsakos further acknowledges that he is represented by counsel in connection with this Settlement Agreement, that he has in fact consulted with counsel concerning this Settlement Agreement, and that after such consultations he fully understands the terms of this Settlement Agreement and executes it freely and voluntarily, intending fully to be bound hereby.

(d) Cotsakos further acknowledges that the release provided for in this Section 4 is in exchange for the additional consideration provided for in this Settlement Agreement, to which consideration he was not heretofore entitled.

5. Release by E*TRADE: E*TRADE agrees to and does fully and completely release, discharge and waive any and all claims, complaints, causes of action or demands of whatever kind, whether known or unknown, which E*TRADE has or may have against Cotsakos, his dependents, successors, assigns, heirs, executors and administrators by reason of any event, matter, cause, act, omission or thing which has occurred prior to December 10, 2003, the date of this Settlement Agreement, including but not limited to the following:

(i)	any and all claims which E*TRADE has or may have against Cotsakos relating to the uses of E*TRADE aircraft for non-business travel set forth on Schedule A hereto; and

(ii)	any and all claims which E*TRADE has or may have against Cotsakos relating to the charitable contributions paid to date set forth on Schedule B hereto.

Notwithstanding the foregoing, E*TRADE does not release, discharge or waive any claims, complaints, causes of action, or demands of whatever kind, whether known or unknown, (i) with respect to the benefits to which it is entitled under the Separation Agreement, or (ii) with respect to any such claims, complaints, causes of action, or demands it may deem appropriate to pursue against Cotsakos to enforce the terms, or seek damages for breach, of this Settlement Agreement, including, but not limited to, the indemnification provisions set forth in Sections 6 and 1(b) hereof.

6. Indemnity. Cotsakos agrees to indemnify and hold harmless E*TRADE, its subsidiaries, divisions, affiliates (including, but not limited to, E*TRADE Securities, Incorporated), predecessors and successors and their stockholders, directors, officers, employees, agents, counsel and other representatives against any and all losses, claims, damages, liabilities, judgments, fines, penalties and amounts paid in settlement entered into in good faith, joint or several, including reasonable attorneys’ fees, arising from any claim for unpaid charitable contribution commitments to the St. Johns International School, William Paterson University, and/or the University of London (collectively, “Damages”); provided, however that E*TRADE shall seek the consent of Cotsakos in advance of any settlement, which consent shall not be unreasonably withheld or delayed. All indemnification payments by Cotsakos for Damages paid, or to be paid, by E*TRADE shall be made to E*TRADE by certified check or wire transfer as soon as practicable after written demand by E*TRADE therefor is made to Cotsakos, but in no event shall such payment be received by E*TRADE later than thirty (30) business days after such written demand by E*TRADE is made to Cotsakos.

7. No Admission of Liability. This Settlement Agreement, and the actions taken pursuant thereto, are a result of a compromise among the parties hereto and shall never, at any time or for any purpose, be considered as an admission of liability and/or responsibility on the part of any of the parties, each of which continues to deny such liability and disclaim such responsibility.

8. Confidentiality. E*TRADE will use its reasonable efforts to maintain the confidentiality of this Settlement Agreement. The Parties acknowledge that E*TRADE is subject to the rules and regulations of the Securities and Exchange Commission (“SEC”) and therefore may be required to disclose some or all of the terms of this Settlement Agreement and to file such Settlement Agreement with the SEC as an exhibit to one or more reports. If E*TRADE’s counsel concludes that disclosure and/or filing is required, E*TRADE will so notify Cotsakos and provide him a reasonable opportunity to consult with respect to such conclusion and E*TRADE’s proposed disclosure. None of the foregoing shall limit E*TRADE’s ability to disclose the Agreement or its terms in response to regulatory or other inquiries or in connection with litigation.

9. Entire Agreement: Amendment: This Settlement Agreement together with the Separation Agreement (other than Section 2(b) thereof), and any applicable stock option agreements still outstanding, contains the entire understanding of the parties with respect to the termination of Cotsakos’s employment with E*TRADE and the other matters addressed herein and therein and supercedes any other agreements with E*TRADE as to which Cotsakos has been a party (including, but not limited to, any and all employment agreements between Cotsakos and E*TRADE). It may not be altered, modified or amended except by a written agreement signed by both parties hereto.

10. No Waiver. The failure of a party to insist upon strict adherence to any term of this Settlement Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Settlement Agreement.

11. Severability. Whenever possible, each provision of this Settlement Agreement shall be interpreted in such a manner as to be effective and valid, but if any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provisions in every other respect and of the remaining provisions of this Agreement shall not be impaired in any way.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

/s/ CHRISTOS M. COTSAKOS

Christos M. Cotsakos

E*TRADE FINANCIAL CORPORATION

By:	/s/ MITCHELL CAPLAN

Name: Mitchell Caplan Title: Chief Executive Officer